Exhibit 99.1
Terra Nitrogen Company, L.P.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports first quarter results;
declares cash distribution
Sioux City, Iowa (April 26, 2007)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $35.3 million, or $1.87 per limited partnership unit, on revenues of $128.2 million for the first quarter ended March 31, 2007. This compares with a net loss of $2.4 million, or $.13 per unit, on revenues of $95.5 million for the 2006 first quarter.
TNCLP also announced a cash distribution for the quarter ended March 31, 2007, of $1.57 per limited partnership unit payable May 29, 2007, to holders of record as of May 10, 2007.
Analysis of results
The first quarter earnings improvement over last year was due to higher sales volumes and lower natural gas costs, partially offset by lower ammonia selling prices. The 2006 first quarter was affected by market disruptions caused by unprecedented natural gas costs as the result of late 2005 hurricanes.
TNCLP’s 2007 first quarter ammonia and nitrogen solutions sales volumes were 35 and 34 percent higher, respectively, than those of the 2006 first quarter. The improvement in 2007 sales volumes was due primarily to robust demand, driven in part by strong corn prices and futures.
TNCLP’s natural gas unit costs for the 2007 first quarter were 34 percent lower than those incurred in the 2006 first quarter. Forward natural gas purchase contracts had a nominal effect on 2007 costs compared to a 2006 cost increase of $20.0 million.
Ammonia and nitrogen solutions selling prices for the 2007 first quarter were 13 percent lower and 4 percent higher, respectively, than 2006 first quarter selling prices.
Forward natural gas position
TNCLP’s forward purchase contracts at March 31, 2007, fixed prices for about 16 percent of its next 12 months’ natural gas requirements at $1.6 million below published forward markets at that date.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Product revenues	$127,852	$95,478
Other income	305	(21)

Total revenues	128,157	95,457

Cost of goods sold	90,770	96,110

Total gross profit	37,387	(653)

Operating expenses	3,178	2,038
Interest expenses—net	(1,121)	(254)

Net income (loss)	$35,330	$(2,437)

Earnings (loss) per limited partnership unit	$1.87	$(0.13)

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Quarter	(000 tons)	(per ton)[1]	(000 tons)	(per ton) [1]
Ammonia	69	$356	51	$411
Nitrogen Solutions	574	$159	427	$153
Natural Gas Costs/MMBtu2

Three Months Ended
March 31,
2007	2006
$6.39	$9.75

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,
	2007	2006
ASSETS
Cash and cash equivalents	$99,820	$47,854
Accounts receivable	36,009	14,249
Inventories	33,665	45,852
Other current assets	5,275	3,930

Total current assets	174,769	111,885

Property, plant and equipment, net	73,234	74,849
Other assets	14,408	9,048

Total assets	$262,411	$195,782

LIABILITIES
Accounts payable and accrued liabilities	38,048	24,785
Customer prepayments	56,586	32,986

Total current liabilities	94,634	57,771

Other liabilities	495	140

Total liabilities	95,129	57,911

PARTNERS’ EQUITY	167,282	137,871

Total liabilities and partners’ equity	$262,411	$195,782